Exhibit 99.2

Carvana Announces Fourth Quarter and Full Year 2022 Results

Full Year 2022
Retail Units Sold of 412,296, a decrease of 3% YoY
Revenue of $13.604 Billion, an increase of 6% YoY
Grew market share and revenue for the 9th consecutive year

Fourth Quarter 2022
Retail Units Sold of 86,977, a decrease of 23% YoY
Revenue of $2.837 Billion, a decrease of 24% YoY
Continued to execute SG&A expense and inventory reduction plan

PHOENIX – February 23, 2023 – Carvana Co. (NYSE: CVNA), the leading e-commerce platform for buying and selling used cars online, today announced financial results for the quarter and full year ended December 31, 2022. Carvana’s complete fourth quarter 2022 and full year 2022 financial results and management commentary can be found by accessing the Company’s shareholder letter on the quarterly results page of the investor relations website.

“Ten years ago, we launched Carvana in Atlanta, Georgia. We were a passionate group of people who believed we could build something new in the world that we would be proud of. What we aimed to do was simple: to change the way people buy cars,” said Ernie Garcia, founder and CEO of Carvana. “In just ten years, we have built an offering our customers love. We have brought that offering to over 300 markets across the country. We have sold cars in a whole new way to millions of people. And we have laid the foundations to buy and sell from many millions more. Nothing worth doing is easy. Building Carvana has been no different. 2022 has reminded us of that again. It has undoubtedly been a challenging time, but like the challenges we have faced before, we are up to the task. Over the next 6 months, we will work to complete our estimated $1 billion cost reduction and we will do it while not only maintaining, but actually improving our customer experiences. Thank you to all the passionate people who are doing all the work to make this happen. We are building something new in the world that we should be proud of. I hope you’re as proud as I am.”

Conference Call Details

Carvana will host a conference call today, February 23, 2023, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715 and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at https://investors.carvana.com/. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until March 2, 2023, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 9303093#.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, and other future conditions. Forward-looking statements can be identified by words such as "anticipate," "believe," "envision," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," "ongoing," "contemplate," and other similar expressions, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include, among others, risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2022. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

To supplement the consolidated financial measures, which are prepared and presented in accordance with GAAP, we also refer to the following non-GAAP measure in this press release: Adjusted EBITDA Margin.

Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Following the ADESA Acquisition, we are also excluding depreciation and amortization in cost of sales, which has historically been only a small component of cost of sales. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

We believe that Adjusted EBITDA Margin is useful to us and to our investors because it excludes certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

About Carvana

Carvana (NYSE: CVNA) is an industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people's lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.

Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.

Investor Relations:
Carvana
Mike Mckeever
investors@carvana.com

or

Media Contact:
Carvana
Kristin Thwaites
press@carvana.com